Exhibit (a)(4)

Amendment No. 1

to the

Amended and Restated Agreement and Declaration of Trust

of

Forum Real Estate Income Fund

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of Forum Real Estate Income Fund (formerly Forum CRE Income Fund) (the “Trust”) is made as of December 13, 2022 by the Trustees of the Trust. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended and Restated Agreement and Declaration of Trust dated as of August 1, 2022 (the “A&R Declaration of Trust”).

WHEREAS, in connection with the registration of the shares of beneficial interest of the Trust for sale to the public, the staff of the Securities and Exchange Commission requested that the Trust make changes to the language of certain provisions of the A&R Declaration of Trust, as set forth below;

WHEREAS, the officers of the Trust agreed, in connection with such registration, to propose such requested changes to the A&R Declaration of Trust to the Trustees for their consideration;

WHEREAS, the Trustees have determined that the proposed changes are appropriate and in the best interests of the Trust’s shareholders; and

WHEREAS, pursuant to Section 10.6 of the A&R Declaration of Trust, the Trustees have the authority to amend or otherwise supplement the provisions of the A&R Declaration of Trust set forth below without Shareholder vote.

NOW, THEREFORE, the Trustees hereby adopt the following changes to the A&R Declaration of Trust:

1. Section 2.11(b) of the A&R Declaration of Trust is hereby deleted in its entirety and replaced by the following:

(b) unless a demand is not required under clause (a) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisers in considering the merits of the request and shall require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisers in the event that the Trustees determine not to bring such action, provided, however, that no such undertaking to reimburse the Trust shall apply to claims arising under Federal securities laws.

2. Section 4.3 of the A&R Declaration of Trust is hereby deleted in its entirety and replaced by the following:

Section 4.3: Except for any duties imposed by the Declaration, in performing his or her duties hereunder or otherwise, no Trustee shall owe a duty of any kind, including, without limitation, any common law fiduciary duty to the Trust, the Shareholders, another Trustee or any other person, provided, however, that nothing in the Declaration shall limit or eliminate any duties under the Federal securities laws (including state law fiduciary duties of loyalty and care) or liabilities of a Trustee with respect to matters arising under the Federal securities laws.

3. Section 10.5 of the A&R Declaration of Trust is hereby deleted in its entirety and replaced by the following:

Section 10.5: Applicable Law. The trust set forth in this instrument is made in the State of Delaware, and the Trust and this Declaration, and the rights and obligations of the Trustees and Shareholders hereunder, are to be governed by and construed and administered according to the Act and the laws of said State; provided, however, that there shall not be applicable to the Trust, the Trustees or this Declaration (a) the provisions of Section 3540 of Title 12 of the Delaware Code or (b) any provisions of the laws (statutory or common) of the State of Delaware (other than the Act) pertaining to trusts which relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of the Trustees set forth or referenced in this Declaration, provided, however, that nothing in the Declaration shall limit or eliminate any duties under the Federal securities laws (including state law fiduciary duties of loyalty and care) or liabilities of the Trustees with respect to matters arising under the Federal securities laws.

4. This Amendment shall take effect immediately upon its execution by all Trustees.

5. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

6. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, with all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

7. Except as hereby amended, the A&R Declaration of Trust shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

By:	/s/ Darren Fisk
Darren Fisk, Trustee

By:	/s/ David Gerstenhaber
David Gerstenhaber, Trustee

By:	/s/ Brien Biondi
Brien Biondi, Trustee

By:	/s/ Julie Cooling
Julie Cooling, Trustee